INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors
Carmina Technologies, Inc. and Subsidiary
(Formerly The Americas Mining Corporation)
(A Development Stage Company)
Calgary, Canada


We have reviewed the accompanying consolidated balance sheet of Carmina Technologies, Inc. and subsidiary (formerly The Americas Mining Corporation) (a development stage company) as of September 30, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three months and nine months ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim consolidated financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with no established source of revenues which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.


HJ & Associates, LLC
Salt Lake City, Utah
November 17, 2000